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Exhibit 23.6

DAVID KING & CO.
ATTORNEYS-AT-LAW

FIRST FLOOR TEL: (246) 427-3174

TRIDENT HOUSE TEL: (246) 426-9246

LOWER BROAD STREET TEL: (246) 436-5973

BRIDGETOWN, BARBADOS e-mail: daveking@sunbeach.net FAX: (246) 436-9541

March 24, 2004

  Re: AXIS Capital Holdings Limited

        We hereby consent to the use of our name in the Registration Statement on Form S-1 to be filed on the date hereof by AXIS Capital Holdings Limited with the Securities and Exchange Commission (the "Commission"). In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended or the rules and regulations of the Commission thereunder.

Sincerely
/s/ DAVID KING & CO. David King & Co.

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DAVID KING & CO. ATTORNEYS-AT-LAW